Exhibit 10.5

Varolii Executive Variable Compensation – 2008

At Varolii, all executive-level individuals have a portion of their total compensation structured as variable compensation, i.e., it is “at risk” and tied to company performance. This compensation program is a key element of Varolii’s performance management process and contributes to the success of our employees and company.

Plan Design

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Target pay-outs: Each individual has a specific target pay-out, which is typically a percentage of their base pay. Executive-level targets range from a percentage of base salary to a flat dollar amount (typically in the 20% to 50% range, annualized). The variable compensation target will be communicated to the executive after completion of the annually salary review

•	Review periods: There are two review periods for the Executive variable compensation program:

•	1st half (Q1/Q2)

•	2nd half (Q3/Q4)

The above targets (“target pay-outs”) are annualized. The target pay-out for each review period is 50% of the total target, e.g., for an Executive with a 20% target bonus, they have a 10% potential target pay-out for the 1st and 2nd half review periods.

•

Company performance: 100% of the target pay-out is tied to company performance. Specifically, company targets are set and agreed upon with the compensation committee and communicated prior to the plan year.

2008 Performance factors:

Performance Factors	Factor weighting
Total revenue vs. target, leveraged	50%
Pro Forma Operating Inc (loss) vs. target, leveraged	50%

•	Timing and Pay-outs: Bonuses are paid out semi-annually, typically on the first pay period in August and February each year.